Exhibit 10.33

PHILLIPS 66
Terms & Conditions
For
Performance Share Program - Performance Period - [•]

This document applies to Awards made under the Performance Share Program (“Program”) for the Performance Period ([•]) provided under the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66 (“Plan”) or any successor to the Plan. Phillips 66 reserves the right to discontinue or change this Program at any time.

Capitalized terms shall have the meaning designated in this Program. Capitalized terms not defined in this Program shall have the meaning set forth in the Plan.

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Authorized Party means the person who is authorized to approve an Award, exercise discretion, or take action under the Program pursuant to the Plan. With regard to the CEO and Senior Officers, the Committee is the Authorized Party. With regard to other Employees, the CEO is the Authorized Party, although the Committee may act concurrently as the Authorized Party.

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Award means cash, stock option, performance share unit, restricted stock unit or any other form of equity or cash pursuant to the Program’s applicable terms, conditions and limitations as the Authorized Party may provide in order to fulfill the objectives of the Program.

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Award Agreement means any written or electronic agreement setting forth, or incorporating by reference, the terms, conditions, and limitations applicable to an Award to a Participating Employee. An Award Agreement may be unilaterally issued by the Company and need not be executed or countersigned by the Participating Employee.

•	Board means the Board of Directors of Phillips 66.

•	Cash Denominated Distribution means a full distribution made from the Program, paid to the Participating Employee in cash.

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CEO means the Chief Executive Officer of Phillips 66. Where applicable, CEO also refers to the person holding that title but acting as a Special Equity Award Committee pursuant to the authority granted by the Board.

•	Committee means the Human Resources and Compensation Committee of the Board of Directors of the Company, or any successor committee to it.

•	Company means Phillips 66, a Delaware Corporation.

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Disability means a disability for which the Employee in question has been determined to be entitled to either, (i) benefits under the applicable long-term disability plan of the Participating Company or (ii) disability benefits under the Social Security Act. In the absence of any determination, the Authorized Party may make a determination that the Employee has a Disability.

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Distribution means the value that is given to the Participating Employee after approval by the Committee. In most cases, Distributions will be made in the form of cash, however the Committee reserves the right to make Distributions in the form of grants of share-based Awards, or any other form the Committee determines appropriate.

•	Eligible Employee shall include Employees that meet the participation requirements for this Program. Being an Eligible Employee does not guarantee an Award.

•	Employee shall include employees of Phillips 66 and its subsidiaries, as designated in the records of the Company and its subsidiaries.

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Fair Market Value means, as of a particular date, the mean between the highest and lowest sales price per share on the consolidated transaction reporting system for the principal national securities exchange on which shares are listed on that date rounded to 5 decimals, or, if there is no sale reported on that date, on the next preceding date on which a sale is reported or, at the discretion of the Committee, the price prevailing on the exchange at a designated time.

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Layoff means an applicable Termination due to layoff under the Phillips 66 Severance Pay Plan, Phillips 66 Executive Severance Plan, or the Phillips 66 Key Employee Change in Control Severance Plan, or layoff or redundancy under any similar layoff or redundancy plan which the Participating Company may adopt from time to time. If all or any portion of the benefits under the redundancy or layoff plan are contingent on the Employee’s signing a Release of Liability or covenant not to compete or both, the Termination shall not be considered as a “Layoff” for purposes of the Program unless the Employee executes and does not revoke a Release of Liability, a covenant not to compete, or both, acceptable to the Company, under the terms of the layoff or redundancy plan.

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Participating Company includes Phillips 66 and its 100% owned subsidiaries, including both those directly owned and those owned through subsidiaries, whose participation has been approved by the Authorized Party.

•	Participating Employee shall include Eligible Employees receiving a Share Denominated Target. Being a Participating Employee does not guarantee a Distribution.

•	Performance Measures means the performance criteria that will be used to value the performance of the Company at the conclusion of the Performance Period, prior to the Distribution.

•	Performance Period means January 1, [•] through December 31, [•].

•	Plan Administrator means the Phillips 66 Employee, internally responsible for administration of Programs.

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Release of Liability is a form provided to an Employee upon Layoff. Unless the Participating Employee executes and does not revoke the Release of Liability, the Participating Employee forfeits all Awards.

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Retirement means Termination at age 55 or older with a minimum of 5 years of service with a Participating Company; provided, however, that with regard to an Employee not on the United States payroll, the Authorized Party may approve the use of a different definition. Service is defined by the policies of the Participating Company.

•	Salary means the annual base pay in effect on December 31st of the year preceding the beginning of the Performance Period in which the Eligible Employee becomes a Participating Employee.

•	Salary Grade means a classification level for Employees under the practices of the Participating Company.

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Senior Officer means all officers of the Company who report directly to the CEO, and all other officers of the Company who are a Senior Vice President and above, or who are reporting officers under Section 16 of the Securities Exchange Act of 1934.

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Share Denominated Distribution, expressed as a number of shares, means the value of a Share Denominated Target if a full distribution was made from the Program and granted to the Participating Employee in equity. At the time of Distribution, the Committee determines if the Share Denominated Distribution will be granted to the Participating Employee or if it will be converted to a Cash Denominated Distribution.

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Share Denominated Target means the value calculated for a Participating Employee, denominated in shares. Share Denominated Targets are evaluated based on Performance Measures at the conclusion of the Performance Period and then distributed to the Participating Employee. Share Denominated Targets are rounded to the nearest whole share.

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Termination means cessation of employment with the Participating Companies, determined in accordance with the policies and practices of the Participating Company for whom the Employee was last performing services.

I. GENERAL CONDITIONS

1.
The Committee, or to the extent authorized by the Committee, the CEO, or another designated individual or committee, shall have the right to terminate, suspend, withdraw, amend, or modify the Program in whole or in part at any time. The CEO shall review this document and may amend it as necessary.

2.
Awards are subject to forfeiture or recoupment, in whole or in part, under applicable law, including the Sarbanes-Oxley Act and the Dodd-Frank Act. Awards are also subject to forfeiture or recoupment in the event a Participating Employee’s negligence or misconduct results in materially misstated financial or other data, as determined by the Human Resources & Compensation Committee and the Audit & Finance Committee of the Board. If the Authorized Party determines that, subsequent to the receipt of any Award, the Participating Employee has engaged or is engaging in any activity which, in the sole judgment of the Authorized Party, is or may be detrimental to the Participating Company, the Authorized Party may cancel all or part of any or all Awards to that Participating Employee.

3.
Upon any change in the outstanding stock of the Company by reason of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other similar changes, the Committee shall make corresponding adjustments, as appropriate.

4.
In addition to the terms and conditions described, Awards are subject to all other applicable provisions of the Plan. The decisions of the Committee with respect to questions arising as to the interpretation of the Plan or the Award Agreement and as to findings of fact shall be final, conclusive, and binding.

5.	No provision of this document shall confer any right upon the Employee to continue employment with any Participating Company.

6.	The Award Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

7.
Without the consent of the Employee, the Award Agreement may be amended or supplemented (i) to cure any ambiguity or to correct or supplement any provision which may be defective or inconsistent with any other provision, or (ii) to add to the covenants and agreements of the Company for the benefit of an Employee or to add to the rights of an Employee or to surrender any right or power reserved to or conferred upon the Company in the Award Agreement, provided, in each case, that such changes or corrections shall not adversely affect the rights of the Employee with respect to the grant of an Award evidenced without the Employee’s consent, or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities or tax laws.

II. DETERMINATION OF SHARE DENOMINATED TARGETS
Share Denominated Targets for Participating Employees under the Program are generally made annually at the beginning of the Performance Period. Share Denominated Targets may, however, be provided to Participating Employees at other times during the Performance Period. Salary, Salary Grade, Phillips 66 stock price, the length of time the Employee will be a Participating Employee in the Performance Period, and in some cases, historical performance are taken into consideration when determining the Share Denominated Target. The Authorized Party shall have the authority to apply discretion as appropriate to increase or decrease the Share Denominated Target. Participating Employees that have a Salary Grade change during the Performance Period may have their Share Denominated Target adjusted to reflect their change in responsibility.

III. EFFECT OF TERMINATION OF EMPLOYMENT
The following is meant to clarify what happens in the event of various Terminations for Participating Employees with a Share Denominated Target. This action has no impact on the timing of the Distribution. Generally, Distributions will only be made at the conclusion of the Performance Period.

1.
Death. If a Participating Employee dies during the Performance Period, the Share Denominated Target under the Program shall be prorated by a fraction, the numerator of which is the number of full calendar months of participation during the Performance Period completed prior to the applicable event and the denominator is the number of calendar months in the Performance Period. The Participating Employee’s rights to any Share Denominated Target will pass to the designated beneficiary on file with the third-party administrator or in the absence of a designated beneficiary, to the executor or administrator of the estate of the Participating Employee. However, the Award will be subject to the terms and conditions that applied to the Participating Employee before their death. No transfer of a Share Denominated Target by the Participating Employee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and any other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Share Denominated Target. In the event that a beneficiary designation conflicts with an assignment by will or under the laws of descent and distribution, the beneficiary designation will prevail.

2.
Disability. If a Participating Employee terminates employment by reason of Disability during the Performance Period and has a Share Denominated Target under the Program, the Share Denominated Target shall be prorated by a fraction, the numerator of which is the number of full calendar months of participation during the Performance Period completed prior to the applicable event and the denominator is the number of calendar months in the Performance Period. The Participating Employee shall retain all rights provided by the Award at the time of Termination.

3.
Retirement or Layoff, at least 12 months. Provided the Participating Employee has completed at least 12 months of the Performance Period, if Termination occurs prior to the conclusion of the Performance Period as a result of Retirement or Layoff, the Participating Employee’s Share Denominated Target shall be prorated by a fraction, the numerator of which is the number of full calendar months of participation during the Performance Period completed prior to the applicable event and the denominator is the number of calendar months in the Performance Period.

4.
Retirement or Layoff, less than 12 months. Provided the Participating Employee has not completed at least 12 months of the Performance Period, if Termination occurs prior to the conclusion of the Performance Period as a result of Retirement or Layoff, the Participating Employee’s Share Denominated Target shall be reduced to zero unless the Authorized Party determines that all or a portion thereof shall remain in which event the Authorized Party, in its or his sole discretion, shall determine the portion thereof which shall remain.

5.	If the Participating Employee Terminates for any reason other than death, Disability, Layoff, or Retirement, the Share Denominated Target shall be cancelled and all rights thereunder shall cease.

6.
Leaves. Whether any leave of absence shall constitute Termination for the purposes of any Share Denominated Target granted under these Programs shall be determined by the Plan Administrator. The determination will be made in each case in accordance with applicable law and by application of the policies and procedures adopted by the Company in relation to such leave of absence.

7.
Divestiture, Outsourcing or Move to Joint Venture. If, after the date a Share Denominated Target is granted, a Participating Employee ceases to be employed by a Participating Company as a result of (a) the outsourcing of a function, (b) the sale or transfer of all or a portion of the equity interest of the Participating Company (removing it from the controlled group of companies of which the Company is a part), (c) the sale of all or substantially all of the assets of the Participating Company to another employer outside of the controlled group of corporations (whether the Participating Employee is offered employment or accepts employment with the other employer), (d) the Termination of the Participating Employee by a Participating Company followed by employment within a reasonable time with a company or other entity in which the Company owns, directly or indirectly, at least a 50% interest, or (e) any other sale of assets determined by the Authorized Party to be considered a divestiture under this Program, the Share Denominated Target shall be forfeited unless the Share Denominated Target is retained as a result of another provision of this Program.

8.	Transfer. Transfer of employment between Participating Companies shall not constitute Termination for the purpose of this Program.

Change in Control. If a Change in Control occurs the Authorized Party has discretion to determine the effect on Share Denominated Targets.

IV. PERFORMANCE EVALUATION OF SHARE DENOMINATED TARGET
At the completion of the Performance Period, the Committee will review the results achieved under the Performance Measures approved by the Committee and, in its sole judgment, adjust the Share Denominated Target by a percentage (from 0-200%) as deemed appropriate, at which point the Share Denominated Target will be known as the Share Denominated Distribution. Relative Performance Measures will be compared to a peer group of companies as determined by the Committee.

Two Performance Measures will be used for the Performance Period:

•	Relative Total Shareholder Return (TSR) weighted at 50%

•	Absolute Return on Capital Employed (ROCE) weighted at 50%

1.
The Committee may change the weighting to be applied to Performance Measures at any time during the Performance Period. In addition, the Committee may, in its sole discretion, add or delete Performance Measures at the beginning or during the Performance Period. In so doing, the Committee shall specify the weighting to be applied to any additional Performance Measures included in the Program.

2.
The Company’s results related to the relative Performance Measures will be compared as follows; however, the list of comparator companies may be added to, or deleted from, if the Committee determines that the change is warranted:

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TSR:  Delek (DK), HollyFrontier (HFC), Marathon Petroleum (MPC), PBF Energy (PBF), Valero (VLO), Dow (DOW), LyondellBasell (LYB), Westlake Chemical (WLK), Magellan Midstream Partners (MMP), MPLX (MPLX), ONEOK (OKE), Targa Resources (TRGP), Williams Companies (WMB) and the S&P 100 index

V. DISTRIBUTIONS
It is anticipated that Distributions made from the Program will be made as Cash Denominated Distributions. However, the Committee retains the authority to make Distributions in the form of grants of share-based Awards, or any other form the Committee determines appropriate.

1.
Cash Denominated Distributions provided under this Program will be settled in the form of cash, to be paid out as soon as administratively feasible after the date approved by the Authorized Party, provided that the cash payment be made no later than 2½ months after the end of the calendar year in which the Authorized Party has approved the Cash Denominated Distribution.

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The value of a Cash Denominated Distribution shall be determined by multiplying the Share Denominated Distribution by an average of the Fair Market Value of Phillips 66 stock for the last 20 trading days of the Performance Period.

2.	If applicable, court ordered garnishments or tax levies will be withheld.

3.	The Participating Employee’s Distribution, and any required taxation, will be communicated to the Participating Employee at time of the Distribution.

VI. TAXATION OF DISTRIBUTIONS

1.
In all cases the Participating Employee will be responsible to pay all required withholding taxes associated with a Distribution. This withholding tax obligation includes, but is not limited to, federal, state, and local taxes, including applicable non-U.S. taxes such as U.K. PAYE.

2.
The Company may take appropriate measures to ensure that corrective actions related to withholding tax obligations are completed in a timely manner. The Plan Administrator will take the steps, as it deems necessary or desirable for the withholding of any taxes that are required by laws or regulations of any governmental authority in connection with any Distribution.

3.
If the Participating Employee spent time as an expatriate outside of their home country the Participating Employee will be tax equalized, with the intent that the Participating Employee receives no adverse tax consequences for their expatriate service, which could be different depending upon each country. The Participating Employee’s Distribution will reflect any expatriate hypothetical tax obligation.